UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

COHEN & STEERS REIT AND UTILITY INCOME FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
WILLIAM J. ROBERTS
MATTHEW S. CROUSE
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Cohen & Steers REIT and Utility Income Fund, Inc. (the “Fund”).  Western Investment has filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On March 20, 2008, Western Investment mailed the following letter to holders of the Fund’s Auction Market Preferred Shares:

WESTERN INVESTMENT LLC

Dear Fellow Preferred Stockholder:

We are seeking your support to elect three highly qualified and experienced nominees to the Board of Directors of the Cohen & Steers REIT and Utility Income Fund, Inc. (the “Fund”) at the Fund’s upcoming Annual Meeting of Stockholders on April 1st.  As you know, preferred stockholders alone will elect one of those Directors.  Your vote is crucial, especially given the relatively small number of preferred shares outstanding.  Your vote, even if you own a single share, will make a difference.  We ask that you cast it today, by phone or internet, for our independent nominees.

Western Investment is the largest investor in the Fund – we own both preferred shares and common stock – and we are acutely aware of the liquidity crisis affecting your shares.  We intend to do something about it, but we need your help.

•
As you probably know, our Fund’s preferred stockholders are unable to redeem shares for the full $25,000 they paid.  Management has offered no definitive solution to this problem.  Western has.  We advocate a sale of a portion of the Fund’s assets to repurchase common stock at a discount that would be accretive to net asset value and earnings per share.  At the same time the Fund would retire a proportionate amount of preferred shares providing desperately needed liquidity to preferred stockholders.  This solution would benefit all stockholders and could be implemented immediately.

•
Please read the enclosed New York Times article, which supports Western’s solution.  It concludes “It certainly would be a happy ending to this mess if closed-end funds were forced to redeem the notes by selling holdings as [Western] suggests.”

•
The Fund’s Board currently consists of management’s handpicked Directors, each of whom receive a six-figure income from their service on the boards of other funds in the Cohen & Steers fund family. OUR NOMINEES ARE COMPLETELY INDEPENDENT OF COHEN & STEERS AND ARE WILLING TO DO WHAT IT TAKES TO SEE THAT BOTH COMMON AND PREFERRED STOCKHOLDERS’ INTERESTS ARE HELD PARAMOUNT ON THE FUND’S BOARD.

That is why we have proposed independent Board candidates, with no allegiance to the Fund’s manager, Cohen & Steers Capital Management, Inc., or other Cohen & Steers funds to hinder their decision-making. We believe that the substantial fees the Fund’s Directors receive for service on the boards of the other Cohen & Steers funds make them vulnerable to the Fund’s manager using its influence to maximize management fees rather than act in stockholders’ best interests. Perhaps the solution to the preferred liquidity crisis is unpalatable to Cohen & Steers because it necessarily involves decreasing the “assets under management” and materially reducing the fees they receive for management services. We believe that stockholders both need and deserve independent directors in the boardroom to ensure that action is taken to have the market fairly value their investment—whether the Fund’s manager likes it or not.

We are not seeking control of the Fund, but do believe that engaged, attentive and independent stockholder representation NOW is essential.

Remember, Cohen & Steers only benefits from maximizing their fee income.  Preferred stockholders benefit from increased liquidity.  Common stockholders benefit by reduction of the discount to NAV and accretive repurchases.  Our interests are aligned with yours.

We are asking you to vote the GOLD proxy at the April 1st Annual Meeting to see that the interests of all Fund stockholders are represented in the boardroom and protected from the Fund’s managers that, in this basic regard, have failed you up to now.

Respectfully,

/s/ Arthur D. Lipson

Arthur D. Lipson
March 20, 2008	Western Investment LLC

ATTENTION RTU STOCKHOLDERS:
VOTE THE GOLD PROXY TODAY.

IF YOU HAVE ALREADY RETURNED A PROXY TO THE FUND’S
MANAGEMENT, EITHER DIRECTLY OR OVER THE PHONE OR INTERNET,
YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

IF YOU HAVE ANY QUESTIONS ABOUT
HOW TO VOTE YOUR GOLD WESTERN INVESTMENT PROXY, PLEASE
CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

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RTU HOLDERS CALL TOLL-FREE AT: (877) 687-1874

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